EXHIBIT 4.1

OMNIBUS AMENDMENT TO OUTSTANDING

COMMON STOCK PURCHASE WARRANTS

This Omnibus Amendment to Outstanding Common Stock Purchase Warrants (this "Amendment") is made and effective as of March 8, 2026 by Midnight Gaming Corporation, a Delaware corporation (the "Company").

A. The Company, including while operating under the former name McGraw Conglomerate Corp, has issued, from October 11, 2016 through March 8, 2026, common stock purchase warrants from time to time in financing, exchange and other capital-raising transactions.

B. The Company desires to amend each such warrant identified on Schedule A, whether or not separately described in prior SEC filings, current cap table summaries or interim financial statement packages, together with any replacement certificate, amended warrant, transferred instrument, exchanged instrument or other instrument evidencing substantially the same rights, to permit cashless exercise regardless of the warrant's stated exercise price.

C. The Company intends that this Amendment shall be read together with, and as an amendment to, each covered warrant.

NOW, THEREFORE, the Company hereby amends the covered warrants as follows:

1. Universal Cashless Exercise Right.

(a) Cashless exercise election. Notwithstanding anything to the contrary in any covered warrant, each holder may, at any time prior to the expiration of the applicable covered warrant, elect to exercise all or any portion of such covered warrant on a cashless basis. In lieu of paying the cash exercise price otherwise applicable to the exercised portion of the covered warrant, the holder shall be entitled to receive a net number of shares of Common Stock determined by the following formula:

Net Shares = (A × (B − C)) ÷ B

For purposes of the foregoing formula, "A" means the number of warrant shares then being exercised, "B" means the Fair Market Value of one share of Common Stock, and "C" means the exercise price then in effect for the covered warrant.

(b) Fair Market Value. For purposes of this Amendment, "Fair Market Value" means: (i) if the Common Stock is then listed or quoted on a national securities exchange, the OTCQX, the OTCQB, or another established automated quotation system, the volume-weighted average price of the Common Stock for the ten trading days ending on the trading day immediately preceding the holder's delivery of its notice of exercise; or (ii) if the Common Stock is not then so listed or quoted, the price per share determined in good faith by the Company's Board of Directors based on the most recent bona fide arm's-length sale of Common Stock, the most recent bona fide third-party valuation of the Company, or another commercially reasonable valuation metric.

(c) No cash payment; low-value exercises. No cash payment of the exercise price shall be required for a cashless exercise. If the Fair Market Value is equal to or less than the applicable exercise price, no shares shall be issuable upon a cashless exercise of that portion of the covered warrant, and the holder may instead elect a cash exercise if otherwise permitted under the covered warrant.

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(d) Issuance timing. Subject to any beneficial ownership limitation, legend requirement, transfer restriction, or other express condition preserved by the covered warrant, the Company shall issue the net shares of Common Stock due upon a valid cashless exercise promptly and in any event no later than two business days after receipt of a properly completed exercise notice and any required surrender documentation.

(e) Fractional shares. No fractional shares shall be issued upon any cashless exercise. Any fractional entitlement shall be rounded down to the nearest whole share.

(f) Reservation of shares; preserved terms. The Company shall reserve from its authorized but unissued Common Stock a sufficient number of shares to permit exercise of the covered warrants as amended hereby. Except as expressly amended hereby, all provisions of the covered warrants remain in full force and effect, including expiration dates, anti-dilution adjustments, legends, transfer restrictions, and any beneficial ownership limitations.

2. No Other Changes.

Except as expressly provided in this Amendment, nothing herein shall modify, impair or waive any other term or condition of any covered warrant.

3. Covered Warrants.

This Amendment applies to the warrant groups identified on Schedule A and to any individual warrant instrument falling within any such category, whether or not expressly listed by holder name, certificate number or warrant share count in any summary schedule. For the avoidance of doubt, omissions or discrepancies in any cap table, financial statement note, or summary schedule shall not exclude an otherwise outstanding warrant from coverage if such warrant was issued on or before the effective time and is evidenced by an executed instrument or otherwise reflected in the Company's books and records.

4. Governing Law; Electronic Signatures.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Electronic signatures and counterparts shall be deemed originals for all purposes.

5. Effective Time.

This Amendment shall become effective at 12:01 a.m. Central Time on March 8, 2026.

MIDNIGHT GAMING CORPORATION

By:	/s/ Kinney L. McGraw
Name:	Kinney L. McGraw
Title:	Chief Executive Officer

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Schedule A

Covered Warrant Groups and Inclusion Basis

Covered warrant group	Historical issuance period	Exercise price	Source / inclusion basis	Cashless exercise term
Any 2016-2020 warrants still outstanding	October 11, 2016 to December 31, 2020	As stated in applicable warrant	Included if evidenced by executed warrant instrument or shown on Company books and records, including records under former name McGraw Conglomerate Corp	Formula in Section 1 applies
2021 warrants	2021	As stated in applicable warrant, including the disclosed $0.50/share June 2021 warrant where applicable	Includes the disclosed June 2021 warrant, additional 2021 cap-table entries, and any other 2021 warrants shown on Company books and records	Formula in Section 1 applies
2022 warrant agreements	2022	Generally $0.50-$0.75/share	22 agreements disclosed; all 2022 warrants included if still outstanding	Formula in Section 1 applies
2023 warrant agreements	2023	Generally $0.50-$0.75/share	26 agreements disclosed; all 2023 warrants included if still outstanding	Formula in Section 1 applies
2024 warrant agreements	2024	Generally $0.50-$0.75/share	2024 quarterly notes disclose activity in Q1, Q2 and Q3, and year-end 2024 notes disclose eight 2024 warrant agreements in the aggregate; all 2024 warrants included if still outstanding	Formula in Section 1 applies
2025 warrants (including omitted 2025 issuances)	January 1, 2025 to December 31, 2025	As stated in applicable warrant; generally $0.50-$0.75/share where disclosed

Includes disclosed 2025 warrant activity and any 2025 warrant issued, amended, exchanged or assumed by the Company but not separately itemized in current files if reflected in executed instruments, subscriptions, board approvals, the warrant register, cap table or other books and records

				Formula in Section 1 applies
2026 warrants through effective time	January 1, 2026 to March 8, 2026	As stated in applicable warrant	All 2026 warrants issued, amended, exchanged or assumed before the effective time, whether or not yet reflected in current files, as shown on Company books and records	Formula in Section 1 applies
Replacements, amendments, exchanges and restatements	As applicable	Same as underlying warrant, as amended

Any replacement, transferred, amended, exchanged or restated warrant is included; omissions or discrepancies in any summary schedule, cap table formula or interim financial statement description do not limit coverage

				Formula in Section 1 applies

Note: The Company's currently available SEC filings, cap table dated January 22, 2026, and 2024-2025 financial statement packages do not separately quantify every warrant by certificate number, holder, or warrant share count, and the Company has indicated that certain 2025 warrants and warrants issued through March 8, 2026 are not fully captured in those materials. Schedule A is therefore intended to apply to the full population of common stock purchase warrants issued or deemed issued from October 11, 2016 through March 8, 2026 that remain outstanding immediately prior to the effective time, as determined by the Company's executed warrant instruments, subscription agreements, board approvals, warrant register, cap table and other books and records.

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